Exhibit 10.14

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

FOR

$ 2,000,000 REVOLVING LINE OF CREDIT

BY AND BETWEEN

LOOP MEDIA INC. AND RETAIL MEDIA TV, INC. (AS BORROWER)

AND

CAPITAL FOUNDRY FUNDING, LLC (AS LENDER)

DATED AS OF February 3, 2025

SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 5.01	Subsidiaries, Assumed or Fictitious Names and Jurisdictions of Foreign Qualifications

SCHEDULE 5.02	Consents

SCHEDULE 5.05	Ownership

SCHEDULE 5.07	Permitted Indebtedness and Guaranties

SCHEDULE 5.09	Permitted Liens

SCHEDULE 5.13	Patents and Trademarks

SCHEDULE 5.19	Locations

SCHEDULE 7.06	Investments

SCHEDULE 7.07	Intercompany Agreements and Transactions

SCHEDULE 10.12	Notices

-ii-

LOAN AND SECURITY AGREEMENT

THIS LOAN AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, including all Schedules and Exhibits, which are expressly incorporated into and made part of this Agreement (this “Agreement”) is made and entered into as of February 3, 2025 (the “Closing Date”), by and between LOOP MEDIA INC. (“Loop”) and RETAIL MEDIA TV, INC. (“Retail”, and together with Loop, collectively, the “Borrower”), each a corporation organized and existing under and pursuant to the laws of the State of and CAPITAL FOUNDRY FUNDING, LLC a Delaware limited liability company (the “Lender”).

RECITALS

WHEREAS, The Borrower requested that the Lender make available a Revolving Credit Loan facility in an aggregate principal amount of up to the Revolving Credit Maximum; and

WHEREAS, the Lender is willing to make the Revolving Loan Facility (as hereafter defined) upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and intending to be legally bound hereby, the Borrower and the Lender covenant and agree as follows:

ARTICLE I. DEFINITIONS AND INTERPRETATIONS

Section 1.01 Defined Terms and Interpretations. In addition to other words and terms defined elsewhere in this Agreement (including the preamble and recitals), when used in this Agreement and in the exhibits and schedules to this Agreement, the following words and terms shall have the following respective meanings unless otherwise defined or the context otherwise clearly requires:

“Accounts” shall have the meaning ascribed thereto in the Uniform Commercial Code.

“Adjusted EBITDA” shall mean the sum of Borrower’s (a) net income (or net loss) (calculated before extraordinary items) during such period, plus (b) the result of the following, in each case (unless otherwise indicated) to the extent included in determining such net income (or net loss): (i) interest expense during such period; plus (ii) income taxes accruing, paid or payable during such period; plus (iii) depreciation and amortization expense; plus (iv) stock-based compensation expense; plus (v) non-recurring expense; plus (vi) gain/loss on extinguishment of debt or disposal of an asset; plus (vii) other income/expense including foreign currency translation adjustments, realized foreign currency gains/losses and unrealized gains/losses; in each case determined in accordance with GAAP.

“Administrative Borrower” shall mean Loop Media Inc.

“Affiliate” shall mean any Person which directly or indirectly has significant ownership of, or is under significant ownership of, or is under common significant ownership with Borrower. The term “significant ownership” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing and for purposes of this Agreement, any Person who has the power to vote, directly or indirectly, ten percent (10%) or more of the ownership interests of the Borrower shall be conclusively presumed to be in significant ownership of the Borrower.

“Agreement” shall have the meanings ascribed thereto in the Preamble.

“Annual Financial Statements” shall have the meaning ascribed thereto in Section 6.02(ii).

“Anti-Terrorism Laws” means any laws relating to terrorism or money-laundering, including, without limitation, (i) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, (ii) the U.S. Patriot Act, (iii) the International Emergency Economic Power Act, 50 U.S.C. Section 1701 et seq., (iv) the Bank Secrecy Act, (v) the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. and (vi) any related rules and regulations of the U.S. Treasury Department’s Office of Foreign Assets Control or any other Authority, in each case as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Authority” shall mean any federal, state, local or foreign government or political subdivision thereof, or any agency, regulatory authority, bureau, central bank, commission, department or instrumentality of any of the foregoing, or any court, tribunal, grand jury or arbitrator.

“Average Daily Balance” shall mean the daily average balance of the Revolving Credit Loan outstanding in any given month. The Average Daily Balance shall be computed by totaling the balance of the Revolving Credit Loan for each day of the month divided by the number of days in such month.

Bank shall mean S&T Bank.

“Bank Secrecy Act” means the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Act of 1970, 31 U.S.C. 1051, et seq., as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Bankruptcy Code” shall mean the Bankruptcy Code, 11 U.S.C. §101, et. seq., as amended, modified or supplemented from time to time.

“Blocked Account” shall mean depository account at the Bank.

“Borrower” shall have the meaning ascribed thereto in the Preamble.

(a)	Borrowing Base” means an amount equal to up to 85% of billed Eligible Accounts Receivable of the Borrower,

(b)	or such greater or lesser amounts as may be determined by Lender at any time and from time to time in the exercise of its reasonable discretion.

All of the foregoing amounts shall be determined by the Lender in its reasonable discretion. The Lender may reevaluate and adjust the Borrowing Base calculation if there is a reduction in the Borrower’s collection rate of greater than six percent (6%) calculated monthly.

“Borrowing Base Certificate” shall mean a certificate of the Borrower demonstrating the Borrowing Base in a form acceptable to the Lender. Each Borrowing Base Certificate shall include a detailed aging of accounts receivable, a detailed aging of accounts payable and a detailed itemization of inventory (if applicable), all in form and substance acceptable to Lender. Each Borrowing Base Certificate may be prepared by Borrower or Lender and shall be certified by an officer of the Borrower acceptable to Lender.

“Borrowing Date” means the date proposed by the Borrower on which the respective Revolving Credit Loan would be made by the Lender to the Borrower pursuant to a Loan Request received by the Lender from the Borrower with respect to such proposed Revolving Credit Loan.

“Business Day” shall mean any day, which is neither a Saturday nor Sunday, nor a legal holiday on which commercial banks are authorized to be closed in Pittsburgh, Pennsylvania.

“Change of Management” shall mean an event in which Justis Kao shall cease to serve as both Chief Operating Officer and President of the Borrower (ceasing to serve in either role is a change of management), or Ari Olgun shall cease to serve as Chief Financial Officer of the Borrower.

“Closing Date” shall have the meaning ascribed to it in the preamble.

“Collateral” shall have the meaning ascribed thereto in Section 3.06.

“Collateral Documents” shall mean, collectively, this Agreement, the Blocked Account Agreement, Control Agreement, the Guaranty, and each of the other instruments or documents delivered to the Lender to secure repayment of the Obligations, including those documents pursuant to which a Lien is granted to the Lender as security for the Obligations.

“Control Agreement” shall mean an agreement to establish a Lockbox Account, Dominion Account, Blocked Account in a form acceptable to the Lender.

“Customer” means an account debtor of the Borrower.

“Default Rate” shall mean, with respect to any Loan, the applicable interest rate thereunder, plus four hundred (400) basis points.

“Distributions” is defined as withdrawals, dividends, distributions or similar payments made to the Borrower’s owners on account of their ownership interests or other ownership interests, which will not be offset with any payments of equity capital made from such owners.

“EBITDA” shall mean the sum of Borrower’s (a) net income (or net loss) (calculated before extraordinary items) during such period, plus (b) the result of the following, in each case (unless otherwise indicated) to the extent included in determining such net income (or net loss): (i) interest expense during such period; plus (ii) income taxes accruing, paid or payable during such period; plus (iii) depreciation and amortization expense; plus (iv) unrealized losses on investments; in each case determined in each case in accordance with GAAP.

“Eligible Accounts Receivable” shall mean an account receivable net of any progress invoices, retentions and contingent liabilities owing to the Borrower which meets the specifications established from time to time by the Lender at the time it came into existence and continues to meet such specifications until it is collected in full. As of the date of this Agreement, an account receivable, to be an Eligible Accounts Receivable, meet the following specifications at the time it comes into existence and continue to meet such specifications until it is collected in full in Lender’s sole credit judgment and based on such other considerations as Lender may from time to time deem appropriate. An account receivable shall not be an Eligible Account Receivable if at the time thereof:

(i) The account (A) is more than ninety (90) days from the invoice date for such account or (B) is a receivable from an account debtor fifty percent (50%) or more of whose accounts are more than ninety (90) days from the invoice date.

(ii) The account did not arise from the performance of services or an outright sale by the Borrower in the ordinary course of the Borrower’s business or such goods have not been shipped, or services provided, to the account debtor and in the case of services, receipts or other evidence satisfactory to the Lender that such services have been provided, or in the case of any foreign receivables, such receivables are not supported by a bank letter of credit acceptable to the Lender;

(iii) The account is subject to any assignment, claim or Lien other than a Lien of the or the Borrower will make any assignment of the account or create any Lien on the account, or permit its rights in the account to be reached by attachment, levy, garnishment or other judicial process;

(iv) The account is subject to a contra account or right of set-off, credit allowance or adjustment by the account debtor, except discounts allowed for prompt payment, or the account debtor has disputed its liability on the account and has returned, or retained the right to return (other than returns in accordance with the Borrower’s standard policy consistent with past practices), any of the goods from the sale of which the account arose;

(v) The account constitutes a finance charge;

(vi) Notice of bankruptcy, insolvency or material adverse change of the account debtor has been received by or is known to the Borrower, including without limitation of the debtor shall: (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(vii) The account is an account evidenced by an “instrument” or “chattel paper” (each as defined in the UCC) not in the possession of the Lender;

(viii) The account is not payable in freely transferable United States Dollars;

(ix) The account is a receivable from an account debtor that is not organized, doing business, and located in the United States;

(x) any covenant, representation or warranty contained in this Agreement with respect to such account has been breached;

(xi) The account arises out of a sale made by Borrower to an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower;

(xii) the sale to the debtor is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis;

(xiii) the account debtor is the United States of America, any state or any department, agency or instrumentality of any of them, unless Borrower assigns its right to payment of such account to Lender pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(xiv) the goods giving rise to such account have not been shipped to the account debtor or the services giving rise to such account have not been performed by Borrower or the account otherwise does not represent a final sale;

(xv) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(xvi) such account is not payable to Borrower; or

(xvii) such account is not otherwise satisfactory to Lender as determined in good faith by Lender in the exercise of its discretion in a reasonable manner, it being understood and agreed that eligibility of accounts receivable shall be subject to adjustment based on the results of the most recent collateral field exam on terms acceptable to Lender.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or supplemented from time to time.

“Event of Default” shall mean any of the events described in Article VIII.

“Financial Statements” shall mean balance sheet, income statement and statement of cash flow as at the end of the reporting period.

“Financing Statements” shall mean the financing statements which the Lender may require from time to time in order to perfect and protect the security interests granted to the Lender in the Collateral pursuant to the other Collateral Documents.

“GAAP” for purposes of this Agreement, shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof that are applicable to the circumstances as of the date of determination and that are, as to any Person, consistently applied to such Person for all periods.

“General Intangibles” shall have the meaning ascribed thereto in the Uniform Commercial Code.

“Guarantor” shall mean Bruce Casidy, Justis Kao, Ari Olgon, and any other Person guaranteeing the payment and/or performance of Obligations pursuant to any Guaranty.

“Guaranty” shall mean each Validity and/or Support and Guaranty and Suretyship Agreements delivered by a Guarantor, as such agreement is amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Indebtedness” shall mean with respect to any Person:

(i) all obligations and liabilities of such Person for borrowed money, secured or unsecured, liquidated or unliquidated, direct or indirect, joint, several or joint and several, absolute or contingent, primary or secondary, due or to become due, including without limitation all obligations and liabilities of such Person evidenced by bonds, notes, debentures or other similar instruments;

(ii) all obligations and liabilities of such Person to pay the deferred purchase price of property or services;

(iii) all obligations and liabilities of such Person under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes;

(iv) all Indebtedness or other obligations of others guaranteed by such Person;

(v) all obligations and liabilities secured by a Lien on property owned by such Person;

(vi) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, banker’s acceptances, surety or other bonds and similar instruments issued for the account of such Person;

(vii) all notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; and

(viii) all other items which would be included as liabilities on the liability side of a balance sheet of such Person prepared in accordance with GAAP.

“Indemnified Parties” shall have the meaning ascribed thereto in Section 10.06.

“Intangible Assets” shall mean goodwill, trademarks, patents, copyrights, organizational expenses, customer lists, licenses, intellectual property or similar assets determined at the Lender’s sole discretion.

“Interest Rate” shall mean the Prime Rate plus 750 HUNDRED BASIS POINTS (7.5%) per annum.

“Inventory” shall have the meaning ascribed thereto in the Uniform Commercial Code.

“Investments” shall have the meaning ascribed thereto in Section 7.05.

“ISO” shall mean an independent system operator or regional transmission organization that coordinates, controls and monitors the operation of a public electrical power system.

“Lender” shall have the meaning ascribed thereto in the preamble.

“Lien” shall mean any lien (statutory or otherwise), mortgage, pledge, hypothecation, security interest, tax lien, encumbrance, conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any applicable law, statute, regulation or otherwise.

“Loans” shall mean the Revolving Credit Loan made by the Lender to the Borrower.

“Loan Request” shall have the meaning ascribed in Sections 2.01 (b)(i).

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Collateral Documents, and any and all other documents and instruments delivered by or on behalf of the Borrower pursuant to this Agreement or in connection with the transactions contemplated hereby or thereby.

“Material Adverse Effect” means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), a material adverse effect on:

(i) the assets of or the business, revenues, financial condition or operations of the Borrower taken as a whole; or

(ii) the ability of the Borrower to perform timely and fully in any material respect any of its material obligations under this Agreement, the Note or any of the other Loan Documents.

“Maturity Date” shall mean February 2, 2028, or, if the Term has been extended, the end of the then current Renewal Term.

“Minimum Balance” shall mean ONE MILLION ($1,000,000) of the Revolving Credit Maximum.

“Note” shall mean the Promissory Note dated the date hereof, as may be amended, modified or restated from time to time.

“Obligations” shall mean:

(i) all obligations, liabilities and Indebtedness of the Borrower to the Lender under this Agreement the Note, the Collateral Documents and all other Loan Documents, including all future advances and all principal, interest, Reimbursable Costs and Expenses and all other fees, costs, charges and expenses due hereunder and thereunder from the Borrower to the Lender;

(ii) all other obligations, liabilities and Indebtedness of the Borrower to the Lender of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute and contingent, due or to become due, now existing or hereafter arising, regardless of how they arise or were acquired or by what agreement or instrument; and

(iii) all fees, costs and expenses (including reasonable fees of legal counsel to the Lender) of the Lender incurred in perfecting, protecting and enforcing the Lender’s rights (A) under this Agreement, the other Loan Documents, and (B) in and to the Collateral.

“Ownership Interests” shall mean any equity interest in the Borrower including any membership units, shares of stock or other indicia of ownership of the Borrower.

“Permitted Liens” shall mean Liens granted to the Lender as well as Liens appearing on Schedule 5.09 to this Agreement.

“Person” shall mean any individual, corporation, joint venture, general or limited partnership, limited liability company, trust, association, unincorporated organization or other business entity.

“Potential Default” shall mean any condition, event, act or omission which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Prime Rate” shall mean the published per annum rate of interest that appears in the print edition of the Wall Street Journal as the U.S. “prime rate” or, if no longer published by the Wall Street Journal, such rate as shall be determined by Lender in its sole discretion from the average of the three largest U.S. money center commercial banks, as determined by Lender. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any Customer. Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall be effective for purposes of this Agreement and each other Loan Document on the date of such change without notice to Borrower. Notwithstanding, in the event the Prime Rate shall fall below 7.5% the Prime Rate as applied in this Agreement shall be 7.5%.

“Reimbursable Costs and Expenses” shall mean the reasonable out of pocket fees, costs and expenses of attorneys, accountants, consultants, field examiners and other professional advisors who are not employees of the Lender arising for services performed for or on behalf of the Lender with respect and of the preparation, negotiation, closing, modification, administration and enforcement of the transactions contemplated by and the recovery under Loan Documents, and all other out-of-pocket expenses of the Lender which are actually incurred by the Lender in connection therewith. Without limiting the generality of the foregoing, such fees, costs and expenses shall include: reasonable out of pocket attorney and paralegal fees, costs and expenses; out of pocket accountant fees, costs and expenses; out of pocket environmental analysis fees, costs and expenses; out of pocket appraiser fees, costs and expenses; out of pocket management, employee benefit, liquidator and other consultant fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; and expenses for travel, lodging and food paid or incurred in connection with the performance of legal or other professional services.

“Renewal Term” shall have the meaning ascribed thereto in Section 2.01(h)(i).

“Revolving Credit Loan” shall have the meaning ascribed thereto in Section 2.01(a).

“Revolving Credit Maximum” shall mean the amount of TWO MILLION DOLLARS ($2,000,000).

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter Obligations owed to Lender (pursuant to a subordination, intercreditor, or other similar written agreement in form and substance satisfactory to Lender entered into between Lender and the other creditor), on terms acceptable to Lender.

“Subsidiary” shall mean any corporation, limited liability company, partnership or other entity that is owned in whole or in part by another entity.

“Tangible Net Worth” shall mean, for any applicable period, total net worth, minus intangibles, minus related party receivables, but including the value of Customer contracts, determined according to a commercially reasonable formula mutually agreeable to Borrower and Lender.

“Term” shall mean the period from the Closing Date until the Maturity Date.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Unused Line Fee” shall be 0.25% per annum.

Section 1.02 Matters of Construction.

In the Agreement, unless a clear contrary intention appears:

(i) terms used in this Agreement without definition including but not limited to Accounts, Chattel Paper, Documents, Equipment, General Intangibles, Goods, Instruments, Inventory, and Proceeds, which are defined in the Pennsylvania Uniform Commercial Code shall have the meanings assigned to them in the Pennsylvania Uniform Commercial Code as amended from time to time;

(ii) the singular number includes the plural number and vice versa;

(iii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iv) reference to any gender includes each other gender;

(v) reference to any agreement (including this Agreement, the other Loan Documents and the Schedules and Exhibits hereto and thereto), document or instrument means such agreement, document or instrument as amended, modified or supplemented and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and reference to any promissory note includes any promissory note which is an amendment, extension or renewal thereof or a substitute or replacement therefore;

(vi) reference to any law means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

(vii) reference to any Article, Section, Schedule or Exhibit means such Article or Section of this Agreement or, if otherwise specified, such other Loan Document or such Schedule or Exhibit to this Agreement or, if otherwise specified, such other Loan Document, as the case may be, and references in any Article, Section or definition to any clause means such clause of such Article, Section or definition;

(viii) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(ix) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and

(x) relative to the determination of any period of time, “from” means “from and including”, “to” means “to but excluding” and “through” means “through and including”.

Section 1.03 Accounting Matters. For purposes of this Agreement and each other Loan Document, all accounting terms used herein or therein shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with GAAP.

Section 1.04 Conflict in Loan Documents. If there is any conflict between this Agreement and any other Loan Document, this Agreement and such other Loan Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, this Agreement shall prevail and control.

Section 1.05 Legal Representation of Parties. This Agreement and the other Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 1.06 Appointment of Administrative Borrower as Agent for Borrowers.

(a) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent and attorney-in-fact to request and receive Advances pursuant to this Agreement from the Lender in the name or on behalf of such Borrower. The Lender may disburse the Advances to such bank account of Administrative Borrower or Borrower or otherwise make such Advances to Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower. Notwithstanding anything to the contrary contained herein, the Lender may at any time and from time to time require that Advances to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section. Administrative Borrower shall ensure that the disbursement of any Advances to each Borrower requested by or paid to or for the account of Borrower shall be paid to or for the account of such Borrower.

(c) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from the Lender with respect to the Obligations or otherwise under or in connection with this Agreement and the Other Documents.

(d) Administrative Borrower shall be free to disburse funds to Borrower in its discretion without regard to the Eligible Accounts or Eligible Inventory of such Borrower.

(e) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if made directly by such Borrower.

(f) No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to the Lender.

ARTICLE II. THE LOANS

Section 2.01 Revolving Credit Loan.

(a) Revolving Credit Loan. Until the Maturity Date (or such earlier date specified herein), and subject to limitations below, the Lender may make one or more revolving credit loans available to the Borrower (each, a “Revolving Credit Loan”) provided that after giving effect thereto (1) the amount of Revolving Credit Loans shall not exceed the Revolving Credit Maximum; and (2) the amount of the outstanding Revolving Credit Loans shall be less than the Borrowing Base. If at any time (A) the amount of the outstanding Revolving Credit Loans exceeds the Borrowing Base or (B) the amount of Revolving Credit Loans exceeds the Revolving Credit Maximum, the Borrower shall immediately pay to the Lender, together with accrued interest thereon, an amount equal to such excess in each instance. Within the limits of time and amount set forth in this Section 2.01, and subject to the provisions of this Agreement, the Borrower may borrow, repay and reborrow under the Revolving Credit Loan. The revolving credit loans provided for in this Agreement are pursuant to a discretionary line of credit and Lender has no obligation to make a revolving credit loan even if no Event of Default has occurred under the terms of this Agreement.

(b) Request for Revolving Credit Loans. Whenever the Borrower desires that the Lender make an advance under the Revolving Credit Loan, the Borrower will comply with the following procedures and the making of such Loan shall be subject to the following conditions precedent:

(i.) Loan Request. Borrower shall provide at least one (1) Business Day’s prior notice to the Lender by delivering to the Lender a telephonic or written request for a Revolving Credit Loan, in a form satisfactory to the Lender (a “Loan Request”), it being understood that the Lender may rely without inquiry on any Loan Request purporting to be from an officer or other authorized employee identified in writing by the Borrower to the Lender without the necessity of receipt of written confirmation.

(ii.) Borrowing Base Certificate. Borrower shall deliver a Borrowing Base Certificate that computes the Borrowing Base and related documents and demonstrated compliance with the Borrowing Base after giving effect to such Loan;

(iii.) Approval by Lender of Borrowing Base Documentation. The Borrower shall have delivered documentation evidencing Eligible Receivables to be included in the Borrowing Base and supporting such underlying accounts and information about the account debtors and approved in writing by the Lender (which approval shall not be unreasonably withheld or delayed) before they may be included in the Borrowing Base or any Revolving Credit Loan shall be made against such receivables; and

(i.) No Default. There shall exist no Potential Default or Event of Default.

(c) Note. The Revolving Credit Loans shall be evidenced by the Note.

(d) Payments of Principal and Interest.

(i.) Interest. Interest shall accrue on the Average Daily Balance portions of the Revolving Credit Loan at the Interest Rate, except however, that following the occurrence of an Event of Default, the unpaid principal amount of the Revolving Credit Loan shall bear interest at the Default Rate. Interest payments shall be made in arrears on the first day of each calendar month.

(ii.) Principal Payment. All outstanding principal, interest, late charge and other amounts payable and not previously paid shall be due and payable on the Maturity Date.

(iii.) Minimum Balance. In the event the Average Daily Balance of the Revolving Credit Loan falls below the Minimum Balance, the Interest Rate shall be paid on the Minimum Balance.

(e) Making of the Revolving Credit Loan. Subject to the terms and conditions of this Agreement, upon the Lender’s review, approval and processing of a Loan Request and any other information requested by the Lender, including, without limitation, written verification of such Loan Request, the Lender may, in its reasonable discretion, make the proceeds of such advance under the Revolving Credit Loan available to the Borrower on the Borrowing Date specified in such written Loan Request, in immediately available funds, provided that (i) the Borrower shall have delivered to the Lender the Loan Request, and any other information requested by the Lender no later than 2:00 p.m., prevailing Pittsburgh, Pennsylvania time, on such specified date; and (ii) notwithstanding anything contained herein to the contrary, the Borrower provides the foregoing Loan Request and any other requested information in writing.

(f) Prepayment. The Borrower shall have the right at its option from time to time to prepay the Revolving Credit Loan in whole or in part at any time without penalty (except for termination fees payable on termination of the facility under paragraph (h) below or as otherwise provided herein). Prepayments shall be made by giving the Lender at least one (1) Business Day’s prior notice (subject to additional notice requirements on termination provided below or as otherwise provided herein), which shall be irrevocable, specifying the date and amount, and upon such date the amount so specified and accrued interest thereon shall be due and payable.

(g) Purpose. The Borrower shall use the proceeds of the Loan to support ongoing working capital requirements.

(h) Term. Termination. Early Termination Fee.

(i.) Term. The Revolving Credit Loan and all interest, fees and other amounts dues and all other Obligations shall be due and payable on the Maturity Date. The Term shall automatically renew for successive one (1) year periods (each a “Renewal Term”) without the necessity of any further notice or action on the part of either party hereto unless either party provides the other with written notice of termination no less than 90 days prior to the end of a Term or Renewal Term, in which case all Revolving Credit Loans shall become due and payable at the end of the Term or Renewal Term, as the case may be, without any Early Termination Fee.

(ii.) Termination by Borrower. The Borrower may terminate this Agreement during any Term including any Renewal Term, subject to the early termination fee provided in clause (v) below, by providing no less than ninety (90) days prior written notice of such termination to the Lender.

(iii.) Termination by Lender. The Lender may terminate this Agreement (A) at any time for its convenience by written notice to Borrower upon not less than thirty (30) days’ prior to the effective date of termination stipulated in such notice and without any requirement for the payment of an Early Termination Fee; or (B) immediately upon written notice to Borrower upon the occurrence of an Event of Default.

(iv.) Early Termination Fee. If, during any Term or Renewal Term, this Agreement is terminated by the Borrower pursuant to clause (ii) above or by the Lender pursuant to clause (iii)(B) above, the Borrower will pay to Lender an early termination fee in an amount equal to three percent (3%) of the Revolving Credit Maximum existing immediately before the termination date if terminated prior to the end of the first anniversary of the Closing Date; two percent (2%) of the amount of the Revolving Credit Maximum existing immediately before the termination date if terminated after the first anniversary of the Closing or during any Renewal Term. The Early Termination Fee shall be presumed to be the amount of liquidated damages sustained by Lender as a result of an early termination and not as a penalty. Borrower agrees that it is reasonable under the circumstances currently existing (including, but not limited to, the borrowings that are reasonably expected by Borrower hereunder and the interest, fees and other charges that are reasonably expected to be received by Lender hereunder).

Section 2.02 Default Provisions.

(a) Interest Rate after Event of Default. After the occurrence of an Event of Default the unpaid principal amount of all of the Loans shall immediately bear interest for each day until paid (before and after judgment) at the Default Rate.

(b) Late Payments. If any installment of principal or interest due hereunder or any other payment due hereunder or under any of the Loan Documents shall not be paid in immediately available and collectible funds, the Borrower shall pay to the Lender, an amount equal to five percent (5%) of the amount due but unpaid, in addition to the amount then due or $20, whichever is greater.

Section 2.03 Interest in Excess of Maximum. Notwithstanding any provision of this Agreement to the contrary, it is the intent of the Borrower and the Lender that the Lender shall not at any time be entitled to receive, collect or apply, and the Borrower and the Lender shall not be deemed to have contracted for, as interest on the Loans evidenced hereby, any amount in excess of the maximum rate of interest permitted to be charged by applicable law, and in the event the Lender ever receives, collects or applies as interest any such excess, such excess shall be deemed partial payment of the Loans evidenced hereby, and if such Loans shall be paid in full, any such excess shall forthwith be paid to the Borrower.

ARTICLE III. PAYMENTS; FEES; SECURITY

Section 3.01 Payments to the Lender.

(a) All sums to be paid to the Lender under the Loan, the Note, pursuant to this Agreement, and the other Loan Documents shall be paid directly to the Lender at its Loan Operations, on or before 4:00 p.m. prevailing time in Pittsburgh, Pennsylvania, on the day when due, in lawful money of the United States of America and in immediately available funds, without set-off, counterclaim or other deduction of any nature and without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and any action therefore shall immediately accrue. Lender is hereby authorized (and Borrower irrevocably consents) to debit Borrower’s account or make Revolving Credit Loans (even if such Revolving Credit Loan will be in excess of the amounts available for borrowing purposes under the Borrowing Base Certificate) in order to effect payments owing by Borrower to Lender. All payments shall be credited first to interest and lawful charges accrued on the Loans and the remainder to the reduction of the outstanding principal balance of the Loan in such order as shall be determined by the Lender in its sole discretion. Any payment otherwise due on a day which is not a Business Day shall not be due until the next succeeding Business Day.

(b) Any payments made by the Borrower to the Lender by check shall not be credited against the Indebtedness of the Borrower to the Lender until the later to occur of (i) the date of clearance of such check, or (ii) one (1) Business Day after being deposited by the Borrower with the Lender.

Section 3.02 Account Stated. The Lender is hereby authorized to record in its books and records the amount of all loans, advances, repayments, interest due, interest paid, and all other charges, fees and expenses paid, or due, and the like, in connection with this Agreement, the Note and the other Loan Documents, Lender’s books and records showing the account between Lender and Borrower shall be admissible as evidence in any action or proceeding, shall be binding upon the Borrower for the purpose of establishing the items therein set forth and shall constitute prima facie proof thereof. Lender’s monthly statements setting forth the transactions hereunder rendered to Borrower whether by electronic means or otherwise shall, to the extent to which no written objection is made within thirty (30) days after the end of the month following the month of the statement, be binding upon Borrower and constitute an account stated between Lender and Borrower and be binding upon Borrower.

Section 3.03 Calculation of Interest. All interest on Loans shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.

Section 3.04 Unused Line Fee. The Borrower shall pay a monthly Unused Line Fee on the amount that the Average Daily Balance is less than the Revolving Credit Maximum, payable monthly in arrears on the first day of each month.

Section 3.05 Due Diligence Deposit. The Borrower has paid Lender a Due Diligence Deposit in the amount of $25,000.00 as an advance for Lender’s costs and expenses associated in connection with its credit review and the preparation and negotiation of this Agreement. To the extend, if at all, the Due Diligence Deposit: (a) has not been fully expended, any excess shall be credited to Borrower’s Revolving Credit Loan; or (b) is insufficient to pay all of Lender’s costs and expenses associated in connection with its credit review and the preparation and negotiation of this Agreement, it shall immediately pay Lender such additional amounts as required to fully reimburse Lender for such expenses.

Section 3.06 Security. As security for the repayment of the Loans and the Obligations, the Borrower hereby grants to the Lender a lien on and security interest in all of the Borrower’s now owned and hereafter acquired assets, including, but not limited to, Accounts, Chattel Paper, Goods, Inventory, Equipment, Instruments, Investment Property, Documents, Letter of Credit Rights, Commercial Tort Claims, general intangibles, and all proceeds of each of the foregoing (collectively, the “Collateral”).

Section 3.07 Receivables.

(a) Nature of Receivables. Each of the accounts receivable of the Borrower (including those that are Eligible Accounts Receivable and all others) shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) in the ordinary course of such Borrower’s business. Same shall be due and owing in accordance with Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrower to Lender.

(b) Solvency of Customers. Each Customer, to the Borrower’s actual knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of Borrower who are not solvent Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Collection of Receivables. Borrower shall deposit in the Blocked Account or, upon request by Lender, deliver to Lender, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of indebtedness.

(d) Notification of Assignment of Receivables. Borrower will include in its invoices a written notice and direction to its Customers instructing them to send their payments to Borrower into the lockbox and/or Blocked Account. Lender may, or its option may direct Borrower to, send notice of the assignment of, and Lender’s security interest in, the accounts receivable to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Upon an Event of Default by Borrower, Lender shall have the sole right to collect the accounts receivable, take possession of the Collateral, or both. Borrower shall have no right of access to or direction thereof of the Blocked Account, but Borrower shall have view rights to the Blocked Account. Lender’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower’s Account and added to the Obligations.

(e) Power of Lender to Act on Borrower’s Behalf. Lender shall have the right to receive, endorse, assign and/or deliver in the name of Lender or Borrower any and all checks, drafts and other instruments for the payment of money relating to the accounts receivable, and Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Following the occurrence of an Event of Default that has not been waived in writing by Lender, Borrower hereby constitutes Lender or Lender’s designee as Borrower’s attorney with power (i) to endorse Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign Borrower’s name on any invoice or bill of lading relating to any of the accounts receivable, drafts against Customers, assignments and verifications of accounts receivable; (iii) to send verifications of accounts receivable to any Customer; (iv) to sign Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Lender to preserve, protect, or perfect Lender’s interest in the Collateral and to file same; (v) to demand payment of the accounts receivable; (vi) to enforce payment of the accounts receivable by legal proceedings or otherwise, in consultation with Borrower; (vii) to exercise all of Borrower’s rights and remedies with respect to the collection of the accounts receivable and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the accounts receivable; (ix) to settle, adjust or compromise any legal proceedings brought to collect accounts receivable, in consultation with Borrower; (x) to prepare, file and sign Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the accounts receivable and (xii) to do any and all other acts and things necessary to carry out this Agreement in consultation with Borrower. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid and the Event of Default is continuing. At any time, Lender may notify account debtors to make payments directly to Lender. Lender shall have the right at any time to change the address for delivery of mail addressed to Borrower to such address as Lender may designate and to receive, open and dispose of all mail addressed to Borrower.

(f) No Liability. Lender shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the accounts receivable or any instrument received in payment thereof, or for any damage resulting therefrom. Lender may, without notice or consent from Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the accounts receivable or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Lender is authorized and empowered to accept the return of the goods represented by any of the accounts receivable, without notice to or consent by Borrower, all without discharging or in any way affecting Borrower’s liability hereunder.

(g) Establishment of a Lockbox Account. All proceeds of Collateral shall be deposited directly by Borrower’s Customers into the Blocked Account. Borrower shall issue to the bank holding the Blocked Account an irrevocable letter of instruction directing said bank to transfer such funds so deposited to Lender, either to any account maintained by Lender at said bank or by wire transfer to appropriate account(s) of Lender. All funds deposited in such Blocked Accounts shall immediately become the property of Lender and Borrower shall obtain a Control Agreement with such bank in a form acceptable to the Lender which shall provide among other things for a waiver of any offset rights against the funds so deposited. Neither Lender, nor any successor-in-interest to Lender, assumes any responsibility for such Blocked Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, Lender may establish depository accounts in the name of Lender at a bank or banks for the deposit of such funds and Borrower shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such depository accounts of Lender in lieu of depositing same to the Blocked Accounts.

(h) Adjustments. Borrower will not, without Lender’s consent, compromise or adjust any material amount of the accounts receivable (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of Borrower.

ARTICLE IV. CONDITIONS PRECEDENT

Section 4.01 Conditions Precedent. The Lender may make Revolving Credit Loans subject to the prior or concurrent satisfaction of the conditions set forth below unless waived in writing by the Lender. Contemporaneously with or prior to the execution and delivery of this Agreement which shall also be the date of the first Loans and the Closing Date, the Borrower shall deliver or cause to be delivered to the Lender each of the following items:

(i) Loan Documents. The Note, the Blocked Account Control Agreement, Guaranty, and other Collateral Documents, and all other Loan Documents, duly executed by all Persons parties thereto;

(ii) Financing Statements. The Financing Statements required by the Lender shall be filed and the Lender shall have valid and duly perfected first priority Liens on the Collateral;

(iii) Certificate of Insurance. A certificate of insurance in form and substance reasonably satisfactory to the Lender for the Borrower evidencing the hazard, errors and omissions, general public liability, on the Collateral and extended coverage insurance required by the Agreement and naming the Lender as lender loss payee and additional insured, as applicable.

(iv) Officer’s Certificate. There shall be delivered to the Lender a certificate dated the Closing Date and signed by an officer of the Borrower, certifying as appropriate as to:

(a) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents specifying the Authorized Officers permitted to act on behalf of the Borrower for purposes of this Agreement and the true signatures of such officers, on which the Lender may conclusively rely; and

(b) copies of its organizational documents, including its articles of incorporation and good standing of the Borrower.

(v) Officer’s Certificate. The representations and warranties of the Borrower contained in Article V (Representations and Warranties) shall be true and accurate on and as of the Closing Date and at all times thereafter, with the same effect as though such representations and warranties had been made on and as of such date, and the Borrower shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist and there has been no Material Adverse Change and no litigation, arbitration, proceeding or investigation by or before any Authority shall be pending, or to the knowledge of the Borrower, threatened, which seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by or in connection with this Agreement or the other Loan Documents; and there shall be delivered to the Lender a certificate of the Borrower, dated the Closing Date and signed by Chief Executive Officer, President or Chief Financial Officer of the Borrower, to each such effect; and

(vi) Deposit Account; Control Agreement. Lender may, from time to time, require that the Borrower establish one or more deposit accounts at the Bank (or such other Bank acceptable to the Lender) for the collection or servicing of the accounts receivables and proceeds of the Collateral and the Lender shall have received duly executed agreements establishing the Blocked Accounts and/or Control Agreements acceptable to Lender;

(vii) Borrowing Base Documentation, The Borrower shall have delivered the documentation supporting the borrowing base for the initial Loan hereunder.

(viii) Borrowing Base Certificate. The Borrower shall have delivered a completed Borrowing Base Certificate to the Lender as of a date acceptable to Lender evidencing availability for the Revolving Credit Loan to be made on the Closing Date, and

(ix) Due Diligence. The Borrower shall have reimbursed the Lender for all of the Lender’s reasonable out of pocket due diligence expenses, and Lender shall have completed its due diligence investigation of Borrower and the results of such investigation shall be satisfactory to Lender in its sole discretion.

(x) Other Fees and Expenses. All other costs, fees and expenses, including, but not limited to, lien searches, reasonable out of pocket counsel fees of the Lender per the agreement between Lender and Borrower, closing costs, recording fees and the like, incurred by the Lender in connection with the consummation of the Agreement and the transactions contemplated hereby shall have been paid.

(xi) Subordinated Debt. All holders of Subordinated Debt have executed and delivered a subordination or intercreditor agreement to Lender in form and substance acceptable to Lender in its discretion.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

As an inducement to the Lender to enter into this Agreement and make, or continue to make, the Loans, the Borrower represents and warrants to the Lender, as of the date hereof and at the time of each Revolving Credit Loan is made, as follows:

Section 5.01 Organization, Subsidiaries and Authority.

a. Borrower is a corporation duly organized, validly existing and subsisting under the laws of the State of Nevada;

b. Loop Media Inc. is a public company.

c. Retail Media TV, Inc. is a wholly owned Subsidiary of Loop Media Inc.

d. Borrower has no Subsidiaries or Affiliates except as set forth in Schedule 5.01.

e. Except as set forth in Schedule 5.01 attached hereto, Borrower does not use or has not used within the past five (5) years, any assumed or fictitious name in the conduct of its business, nor has such Borrower had any corporate name other than as set forth in Schedule 5.01 attached hereto;

f. Borrower has all necessary power to own or lease its assets and properties and to engage in the business it conducts or intends to conduct. Borrower is duly licensed and qualified and in good standing in the jurisdictions wherein the failure to be so licensed or qualified may be reasonably expected to have a Material Adverse Effect. The jurisdictions in which Borrower is qualified to do business as a foreign entity are set forth in Schedule 5.01;

g. Borrower has the power and authority to enter into and perform the provisions of this Agreement, the other Loan Documents and to incur the Indebtedness and Obligations provided for herein and therein and to carry out the transactions contemplated herein and therein, and Borrower has taken all proper and necessary action to authorize the borrowings hereunder and the consummation of the transactions contemplated by this Agreement and the other Loan Documents. Neither the execution, delivery and performance by Borrower of this Agreement, the Note, the Collateral Documents, or the other Loan Documents, nor the issuance and delivery of and payment under the Note by the Borrower, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any law applicable to the Borrower (to Borrower’s knowledge), the Articles of Organization or Bylaws or Operating Agreement of the Borrower, or violate any notes, indentures, contracts, instruments or agreements to which such Borrower is a party, or (ii) result in the creation or imposition of any Lien on any of the Collateral (now owned or hereafter acquired) of Borrower other than the Liens in favor of the Lender. No Event of Default has occurred and is continuing. Borrower is not in violation of its Articles of Organization or Bylaws or any instrument or agreement to which it is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound such that such violation would reasonably be expected to have a Material Adverse Effect; and

h. This Agreement, the Note, the Collateral Documents and the other Loan Documents to which Borrower is a party have been duly and validly executed and delivered by such Borrower and constitute, and the other documents (if any) to be executed and delivered by the Borrower, when delivered, will constitute, valid and binding obligations of such Borrower enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditor’s rights or by general principles of equity limiting the availability of equitable remedies.

Section 5.02 Consent. No consent, approval, authorization, permit or license of, or other action by, or filing, registration or qualification with, any Authority or any Person (including owners of the Borrower) is now or will hereafter be required to be obtained in connection with the execution and delivery by the Borrower of this Agreement, the Note, the Collateral Documents or the other Loan Documents, as applicable, or the undertaking or performance of any of the obligations of the Borrower hereunder or thereunder, except where the failure to have such consents, approvals, authorizations, licenses, permits and governmental approvals, individually and in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

Section 5.03 Litigation. There is no order, notice, claim, litigation, judgment, proceeding or investigation existing, pending or, to the Borrower’s actual knowledge, threatened, by or before any Authority against or affecting the Borrower or the property of the Borrower if adversely decided would be reasonably expected to have a Material Adverse Effect.

Section 5.04 Financial Condition of the Borrower. The Borrower shall have furnished to the Lender financial statements of the Borrower dated December 31, 2024 (the “Financial Statements”). To the best knowledge of the Borrower, the Financial Statements are correct and complete in all material respects, fairly present the financial condition of the Borrower as of the periods indicated.

Section 5.05 Ownership. The authorized capitalization, the number of Ownership Interests and outstanding and the names of the record and beneficial owners of all of the issued and outstanding Ownership Interests of the Borrower are set forth in Schedule 5.05 attached hereto. All outstanding Ownership Interests of the Borrower have been duly authorized, validly issued, fully paid and are non-assessable. Except as disclosed on Schedule 5.05, there are no outstanding subscriptions, warrants, calls, options, rights, commitments or agreements by which the Borrower are bound providing for the issuance of Ownership Interests of the Borrower, or for the issuance of any securities convertible or exchangeable, actually or contingently, into ownership interests in the Borrower.

Section 5.06 No Material Adverse Effect. Since the date of the execution of the Letter of Intent between the parties, no event or events has occurred which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

Section 5.07 Permitted Indebtedness. The Borrower has no Indebtedness except (i) Permitted Indebtedness scheduled on Schedule 5.07 attached hereto, (ii) other Indebtedness permitted under Section 7.04, and (iii) trade accounts payable arising in the ordinary course of business.

Section 5.08 Information. All information furnished or to be furnished by the Borrower to the Lender is and will be in all material respects true and accurate and the Borrower have disclosed and will disclose to the Lender in writing any fact known to the Borrower which could reasonably be anticipated to result in a Material Adverse Effect.

Section 5.09 Assets and Liens. Borrower owns all of its assets, subject to no Liens except (i) Liens in favor of the Lender and (ii) the liens set forth on Schedule 5.09 (the “Permitted Liens”) attached hereto. The Borrower has all assets necessary to reasonably satisfy the current and reasonably anticipated business activities of the Borrower.

Section 5.10 Contractual Obligations. Borrower is in compliance in all material respects with the provisions of all material contracts, licenses, instruments and other commitments of any kind material to the financial condition, properties, assets or prospects of the Borrower, and no event has occurred which, but for the passage of time or the giving of notice.

Section 5.11 Taxes. All tax returns required to be filed by the Borrower have been properly prepared, executed and filed or are subject to extensions. All material taxes, assessments, fees and other governmental charges levied upon the Borrower or upon any of the properties, income, sales or franchises of any of the foregoing which are due and payable have been paid, except for those being diligently contested in good faith by appropriate proceedings. The Borrower knows of no proposed additional assessment or basis for any assessment for additional material taxes against the Borrower (whether or not reserved against by the Borrower).

Section 5.12 Investment Company. The Borrower are not, and the Borrower will not become, an “investment company” or a company “controlled” by an “investment company”, as each of such terms are defined in the Investment Company Act of 1940, as amended.

Section 5.13 Patents and Trademarks. Except as disclosed on Schedule 5.13 attached hereto, the Borrower do not own or possess any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, licenses or franchises, which are required to conduct the business of the Borrower as now conducted or as presently contemplated to be conducted.

Section 5.14 Intentionally Omitted.

Section 5.15 Collateral Documents. The provisions of this Agreement are effective to create, for the benefit of the Lender, legal, valid and enforceable Liens in all right, title and interest of the Borrower in, and upon filing of the Financing Statements with each appropriate filing office at which time each of such Liens shall constitute, as of and after the date of such filing, a fully perfected Lien in all right, title and interest of the Borrower in all of the assets of the Borrower, superior and prior in right to any Liens, existing or future, which the Borrower or any creditors thereof or purchasers therefrom, or any other Person, may have against such Collateral or interests therein except for Permitted Liens.

Section 5.16 Bankruptcy; Insolvency. The Borrower has not applied for or consented to the appointment of a receiver, trustee, custodian or liquidator for itself or any of its properties, admitted in writing its inability to pay its debts as they mature, made a general assignment for the benefit of creditors, been adjudicated a bankrupt or insolvent or filed a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, and no action has been taken by the Borrower for the purposes of effecting any of the foregoing. Borrower is Solvent.

Section 5.17 Broker’s and Finder’s Fees. The Borrower has not dealt with or through any broker or other intermediary in connection with this Agreement, and no broker’s or finder’s fees are or will be due and owing to any party as a result of any action taken by the Borrower in connection with this Agreement or the making of the Loans.

Section 5.18 Compliance with Laws. Neither the Borrower nor any Affiliate of the Borrower is in violation of any Anti-Terrorism Laws or engages or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the prohibitions set forth in any Anti-Terrorism Law. Neither the operation of the business of the Borrower, nor the development, manufacture, assembly or sale of the products or services of the Borrower violates or will violate any law, including, without limitation, the Fair Labor Standards Act of 1938, 29 U.S.C. § 201, et seq., which violation would or would reasonably be expected to have a Material Adverse Effect.

Section 5.19 Locations. Schedule 5.19 attached hereto contains a complete list of the location of (i) the chief executive office/principal place of business of the Borrower, (ii) the office where the Borrower keeps its records concerning its Accounts, contracts and other property, (iii) the Equipment and Inventory of the Borrower, and (iv) each place of business of the Borrower.

Section 5.20 Business Operations. The principal business operations of the Borrower is and shall remain as presently conducted.

Section 5.21 Disclosure. No representation or warranty made by the Borrower to the Lender in this Agreement or any of the other Loan Documents, no statement made or to be made by the Borrower in any financial information, certificate, report, exhibit or document furnished or to be furnished by the Borrower to the Lender pursuant to or in connection herewith or therewith contains or will contain any untrue material statement or omits or will omit to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. The Borrower has made full and true disclosure of all information known to the Borrower, financial or otherwise, relating to the Borrower or in connection with the transactions contemplated hereby which has had, or which could reasonably be expected to have, a Material Adverse Effect.

ARTICLE VI. AFFIRMATIVE COVENANTS

The Borrower covenant and agree that, until the Obligations have been paid and performed in full, the Borrower will perform each of the obligations set forth below in this Article VI unless the Lender shall otherwise give its prior written consent.

Section 6.01 Use of Proceeds. The Borrower will use the proceeds of the Loans for the purposes set forth in Section 2.01(g) of this Agreement.

Section 6.02 Financial Information. The Borrower will furnish, or cause to be furnished, to the Lender:

(i) Borrowing Base Certificate and Accounts Receivable and Payable Aging. Together with each Loan Request and no later than the last day of any month in which no Revolving Credit Loan was made Borrower shall deliver a Borrowing Base Certificate to Lender.

(ii) Annual Financial Statements. Within ninety (90) days following the close of Borrower’s fiscal year, audited Financial Statements as of the close of such fiscal year, prepared by an independent accountant acceptable to Lender in accordance with GAAP, consistently applied. Borrower warrants that all financial statements provided shall be true, accurate and complete.

(iii) Quarterly Financial Statements. Within forty-five (45) days following the close of each fiscal quarter, a balance sheet and income statement as of the close of such fiscal quarter and for the year to date a form acceptable to the Lender, prepared in accordance with GAAP consistently applied. Borrower warrants that all financial statements provided shall be true, accurate and complete.

(iv) Federal Income Tax Returns. Copies of the Borrower’s federal income tax returns (together with all schedules, and extension requests, if any) prepared by an independent accountant acceptable to Lender, and delivered to Lender within thirty (30) days of filing same with the Internal Revenue Service.

(v) Personal Financial Statement. Copies of the Borrower’s personal financial statement delivered annually to Lender no later than the anniversary of this Agreement.

(vi) Evidence of Payroll Tax Payments. Copies of all receipts and other evidence of the Borrower’s payment of United States withholding, FICA and applicable state and local payroll taxes, in each case as such payments are made; and copies of any and all FICA and FUTA income tax withholding reports when and as filed.

(vii) Guarantor Federal Income Tax Returns and Personal Statements. Copies of: (A) the federal income tax returns for each Guarantor (together with all schedules, and extensions requests, if any) and delivered to Lender within thirty (30) days of filing same with the Internal Revenue Service but in any event by July 31 of each year for the preceding year; and (B) a financial statements for each Guarantor in form acceptable to Lender and delivered to Lender within ninety (90) days after each of Borrower’s fiscal year end.

(viii) Evidence of payment of all Federal and State taxes with respect to the business of Borrower.

(ix) Field Audits. Upon reasonable notice by Lender, Borrower will permit any authorized representative designated by Lender to visit Borrower’s place or places of business during business hours and to inspect Borrower’s books of account, records, correspondence and other documents and to make copies thereof and extracts therefrom. Borrower authorizes Lender to discuss Borrower’s affairs, finances and accounts with Borrower’s employees, agents, and independent certified public accountants or other parties preparing financial statements and/or tax returns for Borrower or on Borrower’s behalf. Any such inspection shall be at Borrower’s sole cost and expense and Borrower will reimburse Lender for such costs and expenses on demand.

(x) Other Information. In addition, Borrower will deliver to Lender at such intervals as Lender may require: (i) copies of Customer’s invoices, (ii) evidence of shipment or delivery, and (iii) such further schedules, documents and/or information regarding the Collateral as Lender may require including, without limitation, trial balances and test verifications. Lender shall have the right to confirm and verify all accounts receivable by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. Borrower shall deliver such additional financial information regarding the Borrower’s and operations and financial condition as Lender may require in our discretion from time to time.

Section 6.03 Books and Records; Visitation. The Borrower shall maintain or cause to be maintained true and complete records and books of account of the Borrower in which complete entries will be made in accordance with GAAP in all material respects reflecting all financial transactions of the Borrower, and in connection with the administration of the Loans, permit such Persons as the Lender may designate to visit and inspect the Collateral and any other assets and properties of the Borrower, to examine and audit the books, records and documents of the Borrower (and take copies therefrom), and to discuss the affairs of the Borrower relating thereto with the officers, employees and independent accountants (so long as permitted under applicable rules and policies of such independent accountants) of Borrower as reasonably often as the Lender may reasonably request at such reasonable times not unduly disruptive to the Borrower’s business operations, but in any event (a) not earlier than forty-eight (48) hours after a request from the Lender if no Event of Default has occurred and is continuing, or (b) without notice from the Lender if an Event of Default has occurred and is continuing.

Section 6.04 Insurance. Borrower shall maintain or cause to be maintained such types of insurance on itself, the Collateral and its other properties as the Lender may reasonably require from time to time that are commercially reasonable, such insurance to be with insurance companies reasonably acceptable to the Lender and to include, but not be limited to, comprehensive public liability insurance, errors and omissions, flood insurance, if necessary, fire insurance with extended coverage and worker’s compensation insurance. In no event shall any of such insurance be maintained in an amount less than that which may be reasonably required by the Lender and commercially reasonable. Each policy of insurance insuring the Collateral shall (i) include a noncontributory, standard loss payee endorsement naming the Lender as loss payee, and (ii) if acceptable to, and offered by, the insurance provider, provide for written notice to the Lender at least thirty (30) days prior to any cancellation, non-renewal or material amendment thereof. The Borrower will furnish or cause to be furnished to the Lender certificates of insurance or other such evidence of insurance as the Lender may require but not later than ten (10) days prior to the commencement of each renewal term.

Section 6.05 Taxes. Except to the extent that the validity or amount thereof is being contested in good faith and by appropriate proceedings, the Borrower will pay and discharge or cause to be paid and discharged, all material taxes, assessments and governmental charges and social security and wage tax withholdings imposed upon the Borrower and their properties prior to the date when any penalty would accrue for the nonpayment thereof; provided, however, that the amount of any contested social security or wage tax withholding liabilities shall be paid immediately.

Section 6.06 Corporate Existence. Borrower shall maintain its corporate existence, in good standing, and its status as a corporation, and Borrower shall maintain in effect all licenses, permits, franchises and privileges necessary for the normal conduct of the business of the Borrower.

Section 6.07 Maintenance of Property. The Borrower shall maintain and preserve the Collateral and the other properties of the Borrower in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary or appropriate repairs, renewals, replacements, substitutions, additions, betterments or improvements thereto so that the efficiency for all such properties shall at all times be properly preserved and maintained, and promptly notify the Lender of any material casualty or force majeure materially affecting the value of the Collateral.

Section 6.08 Compliance with Laws. The Borrower shall comply in all material respects with all laws including Anti-Terrorism Laws. The Borrower shall deliver to the Lender any certification or other evidence requested from time to time by the Lender, confirming the Borrower’s and any Affiliate of the Borrower’s compliance with any Anti-Terrorism Laws. The Borrower shall conduct its business in material compliance with all applicable laws, including, without limitation, the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq., as amended, and the Immigration Reform and Control Act of 1986, 8 U.S.C. § 1324a, as amended, except for matters that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 6.09 Information. The Borrower shall promptly furnish to the Lender (i) any updates to the Schedules hereto and (ii) such additional financial data and other information as the Lender may reasonably request from time to time in connection with the administration of the Loans.

Section 6.10 Notice of Default, Litigation, etc. The Borrower shall give timely notice (with a description in reasonable detail of the nature and period of existence thereof and of the actions which the Borrower have taken and proposes to take with respect thereto) to the Lender of each of the following promptly after the Borrower becomes aware of the same:

(a)	the occurrence of an Event of Default or Potential Default;

(b)	the entry of any Lien other than a Permitted Lien against the Collateral or the other assets and properties of the Borrower; and

(c)	any litigation, arbitration or governmental investigation or proceeding, or materially adverse development in connection with any such actions, not previously disclosed by the Borrower to the Lender which has been instituted or, to the knowledge of the Borrower, is threatened against, the Borrower, or to which any of the properties, assets or revenues of the Borrower are subject, that (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (B) relates to this Agreement, any Collateral Document or any other Loan Document.

Section 6.11 Adverse Changes. The Borrower shall promptly notify the Lender of the occurrence of any event or events, which, individually or in the aggregate, will or could reasonably be expected to result in a Material Adverse Effect.

Section 6.12 Reimbursable Costs and Expenses. Borrower shall pay or cause to be paid all Reimbursable Costs and Expenses of the Lender incurred in connection with, or incident to:

(a) the preparation, amendment, modification or waiver of, or consent with respect to, or enforcement or compliance of, this Agreement or the other Loan Documents, including any workout or other restructuring of the Obligations;

(b) any litigation, suit, proceeding, contest, dispute or action (whether instituted by the Lender or any other Person) in any way relating to the Collateral, this Agreement, the Collateral Documents, or the other Loan Documents, including any litigation, suit, proceeding, contest, dispute or action taken by or on behalf of the Lender under the Bankruptcy Code or any other similar law now or hereafter in effect;

(c) the inspection and audit of the books and records of the Borrower upon the occurrence and during the pendency of a Borrower Event of Default;

(d) the inspection, management, protection, custody, appraisement, sale or collection of, or realization upon, the Collateral and any other assets or properties securing the payment of the Obligations;

(e) the collection or attempted collection of the Obligations; and

(f) the perfection, protection, continuation, enforcement or termination of any Liens granted to the Lender to secure payment of the Obligations.

In the event the Lender shall pay any Reimbursable Costs and Expenses in connection with the above matters, upon payment thereof, all such Reimbursable Costs and Expenses may, at the Lender’s option and if not promptly reimbursed by the Borrower, be added to the Obligations, and shall bear interest at the Default Rate.

Section 6.13 Payment of Liabilities. Except to the extent the validity or amount thereof is being contested in good faith, the Borrower shall pay or discharge or cause to be paid or discharged each of the following material items:

(a) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any property of the Borrower;

(b) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any property of the Borrower;

(c) on or prior to the date when due, all commissions, referral fees and similar costs to sales professionals, commissioned brokers, and independent sales organizations except for disputes properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; and

(d) all other material current liabilities within the maximum allowable terms.

Borrower shall promptly provide Lender with notice of any claim it makes challenging any commissions, referral fees and similar costs to sales professionals, commissioned brokers or independent sales organizations.

Upon Lender’s reasonable request in writing, Borrower shall provide proof of payment of any of its liabilities.

Section 6.14 Additional Documents. The Borrower shall provide such additional documents, and perform such additional acts, as the Lender may reasonably deem necessary to effectively carry out the purposes of this Agreement, the Collateral Documents and the other Loan Documents.

Section 6.15 Financing Statements. The Borrower authorizes the Lender to prepare and file such Financing Statements, in form and substance satisfactory to the Lender, to assure the protection, perfection and enforcement of the Liens in the Collateral in favor of the Lender, and the Borrower will pay all filing fees and taxes related thereto. The Borrower further agree that a carbon, photographic, facsimile or other reproduction of the Financing Statements shall be sufficient as a Financing Statement and may be filed as such. Borrower hereby irrevocably appoints the Lender, its agents and employees, as attorneys-in-fact for such Borrower to execute, deliver, file and record any Financing Statements or any of the other aforementioned items in the name of such Borrower at any time after such Borrower has failed to deliver the same to the Lender after request therefore by the Lender.

Section 6.16 Financial Covenants. Borrower shall at all times comply with the following financial covenants:

(a) Adjusted EBITDA. Borrower shall maintain during each period described below, Adjusted EBITDA, determined as of the end of each such period, in an amount not less than the amount set forth for each such period (numbers appearing between “< >“ are negative):

Period	EBITDA
Fiscal year ending December 31, 2024	<$ 5,000,000 >
Fiscal quarter ending March 31, 2025	<$5,000,000 >
Fiscal quarter ending June 30, 2025	<$2,000,000 >$
Fiscal quarter ending September 30, 2025	<$2,000,000 >$
Fiscal quarter ending December 31, 2025	$0
At all times thereafter	$0

ARTICLE VII. NEGATIVE COVENANTS

Borrower covenants and agrees that, until the Obligations have been paid and performed in full, such Borrower will perform each covenant set forth in this Article VII.

Section 7.01 Locations, Business and Accounting Changes, Change of Control; Change of Management. Borrower will not without the Lender’s prior written consent, (i) directly or indirectly engage in any business which would represent a material change from the business substantially as presently being conducted by it, unless such change is contemplated herein (ii) discontinue any material part of the business presently being conducted by it, unless such change is contemplated herein (e.g., the required transfer of Borrower’s non-retail supply assets and services into another corporate entity within a reasonable time of the Closing Date), (iii) change its accounting methods, (iv) change the location of its principal place of business or chief executive office or the location where it keeps records concerning its business and financial affairs or change its corporate name or the name under or by which it conducts its business, in each case, without providing 10 days advance notice to the Lender thereof and making any filings or taking steps in advance to cause all Collateral to remain perfected and retain priority, or (v) permit a Change of Management to occur.

Section 7.02 Mergers, Redemptions, etc. Borrower will not (i) dissolve, liquidate, reorganize, merge, or consolidate with or into any other corporation, limited liability company or business entity, (ii) purchase, repurchase, redeem or otherwise retire any of its Ownership Interests, (iii) acquire the assets or equity of any other Person, or (iv) adopt a plan of division or conversion or otherwise reorganize.

Section 7.03 Sale of Assets. The Borrower will not sell, lease, pledge, encumber, assign, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets other than (i) the sale of Inventory in the ordinary course of business, (ii) properties or assets which are obsolete and no longer necessary for the conduct of the Borrower’s business.

Section 7.04 Indebtedness, Liens. The Borrower will not incur, create or assume any Indebtedness from any Person except (i) Indebtedness in favor of the Lender, including, without limitation, under the Loan Documents, (ii) Permitted Indebtedness as set forth on Schedule 5.07 attached hereto, and (iii) current accounts payable arising out of transactions (other than borrowings) in the ordinary course of business, or suffer to exist any Liens on its properties except for Permitted Liens.

Section 7.05 Prohibited Payments. The Borrower will not incur or become liable for or make any payment (including authorizing any Person to effect ACH payments from any of the Borrower’s bank accounts) on account of any Indebtedness (including any loan, merchant cash advance, purchase money financing, equipment lease or Subordinated Debt but excluding Indebtedness incurred in the ordinary course of Borrower’s business and Permitted Indebtedness) or become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future indebtedness of any kind of any Person. Notwithstanding anything to the contrary contained in this subsection, Borrower may make payments of principal and interest on Permitted Indebtedness provided that there has not been the occurrence of an Event of Default or if any such payment would result in an Event of Default.

Section 7.06 Investments, Loans and Advances, Guaranties; Subsidiaries. The Borrower will not make any loans or advances to, purchase, hold or acquire any capital stock or other securities of, or make or permit to exist any investment or other interest (collectively “Investments”) in any Person, including Affiliates, Subsidiaries, stockholders, joint ventures, employees, officers or directors of the Borrower, except (i) extensions of trade credit in the ordinary course of business; or (ii) Investments set forth on Schedule 7.06 attached hereto. The Borrower will not directly or indirectly become a guarantor, surety or accommodation party on any obligation, except for the endorsement of checks for deposit in the ordinary course of business and those for the benefit of the Lender. Any Subsidiary hereafter formed or acquired directly or indirectly by the Borrower shall sign and deliver a Guaranty in favor of the Lender and shall deliver such organization documents, opinions and other documents as the Lender shall request and thereby become a Guarantor prior to such formation or acquisition.

Section 7.07 Distributions. The Borrower will not, without the prior written consent of the Lender, declare, make, pay, or agree, become or remain liable to, make or pay any Distribution of any nature (including any bonus compensation to an of its officers, whether in cash, property, securities or otherwise) on account of or in respect of any purchase, repurchase, redemption, retirement or acquisition of any Ownership Interests (or rights for any Ownership Interests) of such Borrower.

Section 7.08 Affiliate Transactions. Other than as set forth on Schedule 7.07, Intercompany Agreements and Transactions, the Borrower will not enter into or carry out any transaction with Affiliates, and including purchasing or leasing property or services from or selling or leasing property or services to any Affiliate), except upon terms found by its officers or other senior leadership to be fair and reasonable and no less favorable to the Borrower than the Borrower would obtain in a comparable arm’s-length transaction and generally reflecting current market terms of comparable transactions.

Section 7.09 Levied Assets. The Borrower will not permit the Collateral, or any of the other properties or assets of the Borrower, to be levied upon under any legal process, unless such process is being contested in good faith and by appropriate proceedings and is terminated and the levy ended within thirty (30) days.

Section 7.10 Documents. The Borrower will not furnish any certificate or other document to the Lender in connection with the transactions contemplated in this Agreement which contains any material untrue statement, or which omits to state any material fact necessary to make it not misleading.

Section 7.11 Credit Card Obligations. Borrower shall not incur Credit Card Obligations in excess of $100,000 during any billing period without first obtaining Lender’s prior written consent, all of which must be repaid in full within thirty days following the date of any statement.

Section 7.12 Deposit Accounts. Borrower shall not open or maintain any deposit account without arranging for Lender to have “read only” access to each such deposit account.

ARTICLE VIII. EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default under this Agreement:

Section 8.01 Failure to Make Payments. The failure of the Borrower to pay when due (whether by demand, stated maturity, acceleration or otherwise), any principal, interest or other amount under this Agreement, the Note, or any other Loan Document (provided that if the failure to make a payment when due is caused in whole by the delay of the Lender in applying amounts received in good funds in the Lender’s deposit account available for application by the Lender to repay the Loans, then such failure shall not constitute an Event of Default).

Section 8.02 Information, Representations and Warranties. Any information furnished or representation or warranty made or given by the Borrower herein or furnished in connection with the Revolving Credit Loan shall prove to have been false or misleading in any material respect or shall cease to be accurate.

Section 8.03 Covenants. The failure of the Borrower to observe, perform or abide by any covenant contained this Agreement.

Section 8.04 Defaults on Other Obligations. The occurrence of any Event of Default under any other Indebtedness of the Borrower to the Lender.

Section 8.05 Certain Events. The occurrence of any of the following events: (i) either Borrower is not Solvent or is not generally paying its debts as such debts become due; (ii) the making by either Borrower of an assignment for the benefit of creditors; (iii) the commencement by either Borrower of a voluntary case under the Bankruptcy Code or any similar law now or hereafter in effect; (iv) the commencement of an involuntary case against either Borrower under the Bankruptcy Code or any similar law now or hereafter in effect and such case is not dismissed within forty-five (45) days of its commencement; (v) the initiation by or against either Borrower of any other proceedings for reorganization, arrangement or readjustment of any of its debts under the Bankruptcy Code, or any chapter or part thereof, or under any other act or law, whether state or federal, for the relief of debtors, now or hereafter existing and the same is not stayed or discharged within thirty (30) days of its initiation; (vi) the appointment of a receiver, custodian or trustee for Borrower or for any substantial part of its assets and such appointment is not revoked or stayed within thirty (30) days after being made; (vii) the reorganization of either Borrower pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, unless the Lender consents to such reorganization; (viii) the determination by the Lender in good faith that a Material Adverse Effect has occurred; or (ix) repeated, and/or flagrant or grossly negligent action(s) or inaction(s) of a material duty or obligation within this Agreement, including but not limited to fraud, deception, willful malfeasance, violation of a fiduciary duty, or other egregious conduct.

Section 8.06 Final Judgments. If Borrower shall suffer final, non-appealable judgment for payment of money individually or in the aggregate amount in excess of $100,000, not fully covered by insurance (subject to any applicable deductible under the insurance policy) that has had or could reasonably be expected to have a Material Adverse Effect on the Borrower or Lender and the same shall not be discharged or stayed within a period of thirty (30) days from the entry of such judgment.

Section 8.07 Collateral. A judgment creditor of the Borrower shall obtain possession of the Collateral, or any of the Borrower’s other properties with a fair market value in excess of $100,000, by any means, including, without limitation, levy, distraint, replevin or self-help.

Section 8.08 Loan Documents. A default shall occur under any of the Loan Documents, or any material provision under any Loan Document shall cease to be valid and binding on Borrower or any Guarantor.

Section 8.09 ERISA Related Events. The occurrence or existence of any of the following events: (i) any Prohibited Transaction shall occur involving any ERISA plan, (ii) any Reportable Event shall occur with respect to any ERISA plan, (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any ERISA plan or the termination of any ERISA plan, (iv) the PBGC instituting proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any ERISA plan, or the institution by the PBGC of any such proceedings, (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan, or (vi) any event or circumstance exists which could result in the imposition of liability on the Borrower to the PBGC.

Section 8.10 Suspension of Operations. The operations of the Borrower as presently conducted are suspended for a period of fifteen (15) consecutive Business Days, unless such suspension is the result of a normal and customary business shutdown or force majeure or unless losses resulting from such shutdown are fully covered by business interruption insurance.

Section 8.11 Compliance with Laws. The Borrower shall fail to comply with any material requirements of any Authority having jurisdiction over the conduct of the business of the Borrower, unless the Borrower have a good faith dispute with respect to such requirement and is challenging the enforcement of such requirement by appropriate proceedings.

Section 8.12 Lender’s Liens. The Liens in favor of the Lender in the Collateral are or become unperfected or cease to be first priority Liens other than due to the failure of the Lender to timely file continuations to the Financing Statements.

Section 8.13 Criminal Activities. The indictment of the Borrower or its owners under criminal statute, or commencement or threatened commencement in writing of material or civil proceedings against the Borrower or their shareholders pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any material property of the Borrower.

ARTICLE IX. REMEDIES

Section 9.01 Rights of the Lender Upon Default. Upon the occurrence and during the continuance of an Event of Default:

(a) If an Event of Default that has occurred and is continuing is an Event of Default other than those specified in Section 8.05, then at the option of the Lender, the Principal Balance, and all unpaid interest and fees accrued thereon and all other Obligations shall become immediately due and payable without demand, presentment or notice of any kind (all of which the Borrower hereby waives);

(b) If an Event of Default that has occurred is an Event of Default specified in Section 8.05, then the unpaid principal balance of the Note and all unpaid interest and fees accrued thereon and all other Obligations shall be immediately due and payable without demand, presentment or notice of any kind (all of which the Borrower hereby waives);

(c) The Lender may set-off and apply against the unpaid balance of the Obligations any and all debts owing to, and any other funds held in any manner for the account of, the Borrower by the Lender, including, without limitation, all deposit accounts (general or special, time or demand, provisional or final) at any time maintained by the Borrower with the Lender and any other Indebtedness at any time owing by the Lender to or for the account of the Borrower, irrespective of whether or not the Lender shall have made any demand under the Loan Documents; and

(d) The Lender shall have all of the rights and remedies of a secured party or otherwise afforded to it by law and such additional rights and remedies as are contained in the Note and the other Loan Documents.

Section 9.02 Cumulative Remedies. The rights, remedies and powers of the Lender under this Agreement and the other Loan Documents are cumulative, irrevocable and nonexclusive of any rights, remedies or powers which the Lender would otherwise have at law or in equity, including, without limitation, the right of specific performance.

Section 9.03 Waiver of Right to Marshal. Borrower for itself and all who may claim through or under it, hereby expressly waives and releases all rights to have the Collateral or any part thereof, or any other of its properties, marshaled on any foreclosure, sale or other enforcement thereof, and the Lender, or any court in which the foreclosure of the liens or security interests in the Collateral are sought, shall have the right as aforesaid to sell the Collateral as an entirety in a single parcel. The Borrower, upon request of the Lender, shall provide the Lender with a specific written waiver to evidence the intent of this Section 9.03.

ARTICLE X. MISCELLANEOUS

Section 10.01 Rights in Property held by the Lender. As security for the prompt and full satisfaction of the Obligations, the Borrower hereby assigns, transfers and sets over to the Lender all of its right, title and interest in and to, and grants the Lender a lien on and security interest in, all amounts that may be owing from time to time by the Lender to the Borrower in any capacity, including, without limitation, any balance or share belonging to the Borrower of any deposit or other account with the Lender (general or special, time or demand, provisional or final), which lien and security interest shall be independent of any right of set-off which the Lender may have.

Section 10.02 Collateral. All Collateral of any kind held by the Lender shall stand as one general, continuing collateral security for the Obligations and all other liabilities and Indebtedness now existing or hereafter incurred by the Borrower to the Lender, and may be retained by the Lender until all of such Obligations have been paid in full.

Section 10.03 No Third Party Rights. Nothing in this Agreement, whether expressed or implied, shall be construed to give to any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, it being expressly understood that this Agreement is intended for the sole and exclusive benefit of the parties hereto.

Section 10.04 Construction. The provisions of this Agreement shall be in addition to those of the other Loan Documents, all of which shall be construed as complementing each other and as augmenting and not restricting the Lender’s rights. Nothing herein contained shall prevent the Lender from enforcing, in accordance with their respective terms, any of the Loan Documents on a several basis. In no event shall the Lender’s rights hereunder and under the other Loan Documents be construed to grant the Lender the right to, or be deemed to indicate that, the Lender is in control of the business, management or properties of the Borrower or has power over the daily management functions and operating decisions made by the Borrower. To the extent any provision of this Agreement or the other Loan Documents shall be held to be in violation of any applicable law, the Lender shall not be required, to the extent of such violation, to perform its obligations in connection with such provision.

Section 10.05 Waivers. No course of dealing and no failure or delay on the part of the Lender to exercise any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of any other right, power or privilege.

Section 10.06 Indemnification. The Borrower shall indemnify, hold harmless and defend the Lender, any participants in the Loans and all subsequent holders of the Notes, their respective affiliates, successors and assigns, and their respective officers, directors, agents, contractors, servants, employees and licensees (collectively, the “Indemnified Parties”), from and against any and all costs, expenses (including reasonable attorneys’ fees), liabilities, losses, damages, suits, actions, fines, penalties, claims and demands of any kind asserted by or on behalf of any Authority, Person, corporation, partnership, trust or other entity, arising out of or in any way connected with: (i) the failure by the Borrower to perform any of the agreements, terms, covenants or conditions of the Loan Documents or the occurrence of an Event of Default; (ii) the failure by the Borrower to comply with any applicable law; (iii) all taxes (excluding taxes on the net income of the Lender), fees or other assessments, including without limitation any documentary or stamp tax, which may be assessed against the Lender with respect to the Loan Documents or the transactions contemplated thereby or in connection with the recording of the Financing Statements; or (iv) any proceedings initiated by or brought with respect to the Borrower by any Authority investigating the business operations or activities of the Borrower; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such cost, expense, liability, loss, damage, suit, action, fine, penalty, claim or demand is determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

Section 10.07 Bank Estoppel. Borrower hereby consents to the collateral assignment of all of the Lender’s rights under the Loan Documents to any entity providing financing to Lender including, but not limited to the Bank without any assumption by the Bank of the obligations of the Lender under the Loan Documents. The Borrower certifies to the Bank that the copy of each of the Loan Documents is true, correct and complete, that each of the Loan Documents is in full force and effect, and that no default currently exists under any Loan Document. Lender consents and Borrower agrees that, upon notice from the Bank Borrower shall perform all of its obligations under the Loan Documents directly to the Bank and shall pay all amounts owed under the Loan Documents directly to the Bank. The undersigned agrees to give notice of the occurrence of any default under any Loan Document to the Bank at 358 North Shore Drive, Suite 202, Pittsburgh, PA 15212, Attention: Stephany Schlafman, and agrees that notices from the Bank may be sent to the Borrower at the address set forth on Schedule 10.12.

Section 10.08 Waiver of Jury Trial. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO DEMAND A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN. BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE LENDER NOR THE LENDER’S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT, IN THE EVENT OF SUCH LITIGATION, THE LENDER WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. FURTHER, BORROWER ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION 10.08.

Section 10.09 Consent to Jurisdiction. This Agreement has been executed and delivered and will be deemed to be made in the Commonwealth of Pennsylvania. This Agreement will be interpreted and the rights and liabilities of the Borrower and the Lender determined in accordance with the laws of the Commonwealth of Pennsylvania, excluding its conflict of laws rules. The Borrower hereby irrevocably consents to the exclusive jurisdiction of the Court of Common Pleas of Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania, and consents that all service of process be sent by nationally recognized overnight courier service or by registered or certified mail directed to Borrower and Guarantors in accordance with Section 10.13 of this Agreement and service so made will be deemed to be completed upon receipt; provided that nothing contained in this Agreement will prevent the Lender from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Lender and the Borrower agree that the venue provided above is the most convenient forum for both the Lender and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

Section 10.10 Survival. All representations and warranties of the Borrower contained herein or made in connection herewith are continuing and shall survive the making of and shall not be waived by the execution and delivery of the Loan Documents or the making of the Loan and shall further survive any and all bankruptcy proceedings of or against the Borrower. Notwithstanding termination of this Agreement or the occurrence of an Event of Default, all covenants, representations and agreements of the Borrower contained herein or in any other document delivered to the Lender in connection with the Loans shall continue in full force and effect from and after the date of this Agreement until all Obligations owing by Borrower to Lender under or pursuant to this Agreement have been irrevocably paid in full to the Lender and not subject to any disgorgement for any reason. The obligation of the Borrower to make payment in full of the Loans, all interest accrued thereon and all other sums due under the Loan Documents or to indemnify the Lender hereunder shall survive termination of this Agreement, the payment in full of the Loans and all other Obligations.

Section 10.11 Disclosure of Information. The Lender shall hold all information obtained from the Borrower pursuant to or in connection with this Agreement in confidence in accordance with its customary practices for handling information of the nature received from the Borrower and in accordance with safe and sound lending practices, but in any event, the Lender may disclose any information concerning the Borrower in the possession of the Lender (i) upon the order of any court or administrative agency (Lender shall provide Borrower notice thereof), (ii) pursuant to any subpoena or other legal process, or in connection with any litigation (Lender shall use reasonable efforts to provide Borrower notice thereof), (iii) upon the request or demand of any regulatory agency or other Authority having jurisdiction over the Lender (Lender shall use reasonable efforts to provide Borrower notice thereof), (iv) which has been publicly disclosed other than by the Lender, (v) which has been obtained from any Person that is not a party hereto provided such Person did not obtain such information in violation of any confidentiality agreement binding on such Person, (vi) to the extent required in connection with the exercise of any remedy under the Loan Documents or to protect the Lender’s rights under the Loan Documents or in and to the Collateral, (vii) to the Lender’s legal counsel, its regulators, affiliates, outside auditors and other professional advisors, provided such Persons agree to be bound by the provisions of this Section 10.10, and (viii) to any other Person to whom the Lender grants or proposes to grant a participation in or assignment or other transfer of all or any part of the Loans or other Obligations, provided such Persons agree to be bound by the provisions of this Section 10.10.

Section 10.12 Sale and Participation. The Lender may participate, or sell, assign and/or otherwise transfer the Loans, the Note, and the other Loan Documents, or any part thereof. To the extent of any such sale, assignment or transfer, the Lender shall be released from its obligations and liabilities arising hereunder or relating hereto from and after the effective date of, and to the extent of, such sale, assignment or transfer.

Section 10.13 Notices. Any notice or consent required or permitted by this Agreement or any other Loan Document shall be in writing and shall be delivered either in person, by electronic transmission, or by overnight courier or by certified mail, postage prepaid, return receipt requested, to the addresses set forth on Schedule 10.12 attached hereto, unless such address is changed by written notice hereunder. All notices and other communications shall be deemed effective when delivered in person, when sent by electronic transaction or received by overnight courier or by certified mail, or when refused by the addressee, whichever the case may be.

Section 10.14 Applicable Law. This Agreement and all other Loan Documents shall be construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to its conflict of laws principles.

Section 10.15 Binding Effect and Assignment. This Agreement shall inure to the benefit of, and shall be binding upon the respective successors and permitted assigns of the Parties hereto. The Borrower may not assign any of their rights or obligations hereunder without the prior written consent of the Lender.

Section 10.16 Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. For purposes hereof, signatures delivered via facsimile or electronically shall be deemed original signatures and have the same power to bind the parties as if such signature was an actual original.

Section 10.17 Headings. The title and headings of this Agreement and the other Loan Documents are included for convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

Section 10.18 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability hereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 10.19 Further Assurances. From time to time upon the request of the Lender, the Borrower shall promptly and duly execute, acknowledge and deliver any and all further instruments and documents as the Lender may reasonably deem necessary or desirable to confirm this Agreement, the Note, and the other Loan Documents, to carry out the purpose and intent hereof and thereof or to enable the Lender to enforce any of its rights hereunder or thereunder.

Section 10.20 Amendments. The provisions of this Agreement shall not be modified, amended, supplemented or waived except by a writing executed by the Borrower and the Lender. No course of dealing, course of performance or trade usage, and no parole evidence of any nature shall be used to modify, amend, supplement or waive any of the terms hereof.

Section 10.21 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement between the Lender and the Borrower with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written understanding, negotiations or communications on behalf of the Lender and the Borrower.

Section 10.22 Sealed Document. This Agreement is intended as a document under seal.

SIGNATURES FOLLOW

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused their duly authorized officers to execute and deliver this Agreement as of the day and year first above written.

LOOP MEDIA, INC.
(AS BORROWER)

By:	/s/
Justis Kao, CEO

RETAIL MEDIA TV, INC.
(AS BORROWER)

By:	/s/
Justis Kao, CEO

CAPITAL FOUNDRY FUNDING LLC
(AS LENDER)

By:	/s/
Neal Shipley, Chief Executive Officer

SCHEDULE 5.01

Subsidiaries, Affiliates, Assumed or Fictitious Names and Jurisdictions of Foreign Qualification

Retail Media TV, Inc. is a wholly owned subsidiary of Loop Media, Inc.

SCHEDULE 5.05

Ownership

Loop Media, Inc. is a public company with Bruce Cassidy owning approximately 26.5% of the voting stock.

Retail MediaTV, Inc. is a wholly owned subsidiary of Loop Media, Inc.

SCHEDULE 5.07

Permitted Indebtedness and Guaranties

None (other than Subordinated Debt subject to an agreed upon subordination or intercreditor agreement)

SCHEDULE 5.09

Permitted Liens

1.	Subordinated Secured Liens, as follows:

a.	Alliance Funding Group
b.	Beverly Bank & Trust Company, N.A.
c.	BMO Bank, N.A.
d.	Raiston Capital LLC
e.	Excel Family Partners, LLLP

2.	Pledges or deposits made to secure payment of worker’s compensation insurance (or to participate in any fund in connection with worker’s compensation insurance), unemployment insurance, pensions or social security programs;

3.	Liens imposed by mandatory provisions of law such as materialmen’s, mechanic’s, warehousemen’s, landlord’s and other like Liens arising in the ordinary course of business securing Indebtedness not yet due and payable only to the extent Borrower has notified Lender in writing of the existence of such liens and Borrower has secured each such lien to the full extent of its liability or the lienholder has delivered a subordination agreement acceptable to Lender in its reasonable discretion or Lender has reserved from the Borrowing Base an amount sufficient to fully pay any amounts such lienholder may be entitled.

4.	Liens for taxes, fees, assessments or other governmental charges or levies not delinquent or which are being properly contested in good faith.

5.	Liens securing judgments for the payment of money not constituting an Event of Default under this Agreement and only to the extent Borrower has notified Lender in writing of the existence of such liens and Borrower has secured each such lien to the full extent of its liability or the lienholder has delivered a subordination agreement acceptable to Lender in its reasonable discretion or Lender has reserved from the Borrowing Base an amount sufficient to fully pay any amounts such lienholder may be entitled.

6.	Liens in favor of banking or other institutions or other electronic payment service providers arising as a matter of law or under general terms and conditions encumbering deposits or other funds maintained with such institution (including the right of setoff) and that are within the general parameters customary in the banking industry

7.	Cash deposits made with the owner or lessor of premises leased, operated or occupied by the Borrower in the ordinary course of business to secure the performance of the Borrower’s obligations under the terms of the lease for such premises.

8.	The following additional Permitted Liens:

a.	That certain financing statement identified as file no. 2024397760-7 filed on April 9, 2024, by Excel Family Partners, LLLP.

b.	That certain financing statement identified as file no. 2024408751-5 filed on May 31, 2024, by Beverly Bank & Trust Company, N.A.

9.	Liens incurred in the extension, renewal or refinancing of the indebtedness secured by the above Permitted Liens provided that, any extension, renewal or replacement lien must be limited to the property encumbered by the existing lien and the principal amount of the indebtedness may not increase.

SCHEDULE 5.13

Patents and Trademarks

None

SCHEDULE 5.19

Locations

2600 W. Olive Avenue

Burbank, CA 91505

ATT: Justis Kao

568 1st Avenue South, Suite 550

Seattle, WA 98104

SCHEDULE 7.06

Investments

NONE

SCHEDULE 7.07

Intercompany Agreements and Transactions

None

SCHEDULE 10.12

Notices

If to the Lender:

Capital Foundry Funding LLC

2740 Smallman Street. Suite 203

Pittsburgh, PA 15222

Attention: Neal Shipley

Chief Executive Officer

E-mail:

Phone:

with a copy to (which shall not constitute notice):

Armstrong Teasdale LLP

7 Times Square, 44th Floor

New York, NY 10036

ATT: Jeffrey A. Wurst, Esq.

E-mail:

Phone:

If to the Borrower:

Loop Media, Inc.

2600 W. Olive Avenue

Burbank, CA 91505

ATT: Ari Olgon

E-mail: ari@loop.tv

Phone:

-48-